Exhibit 99.1

Sanara MedTech Inc. Announces Second Quarter 2022 Results

FORT WORTH, TX / ACCESSWIRE / August 15, 2022 / Sanara MedTech Inc.

Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of products and technologies for surgical and chronic wound care dedicated to improving patient outcomes, announced today its strategic, operational and financial results for the quarter ended June 30, 2022.

Zach Fleming, Sanara’s CEO, stated, “Sanara generated record revenue in the second quarter of 2022. Additionally, this was the first quarter in which the Company generated over $3 million in sales in each month during the quarter. We believe that the strong sales growth is a tribute to the continued hard work of our entire team and the great performance of our efficacious products. Shortly after the end of the quarter, we also completed our acquisition of Scendia Biologics, LLC (“Scendia”) and began to integrate the Scendia team and biologic products into Sanara.”

Second Quarter 2022 Strategic and Operational Highlights (Unaudited)

●	Generated over $3 million of revenue in each month of the quarter for the first time

●	Increased the number of facilities where CellerateRX is approved to be sold to 1,580

●	During the trailing twelve-month period, CellerateRX was sold in 590 facilities across 27 states

●	Subsequent to the end of the second quarter of 2022, the Company completed its acquisition of Scendia

Second Quarter 2022 Consolidated Financial Results (Unaudited)

●	Revenues. For the three months ended June 30, 2022, we generated net revenues of $9.7 million compared to net revenues of $6.3 million for the three months ended June 30, 2021, representing a 54% increase from the prior year period. For the six months ended June 30, 2022, net revenues totaled $17.5 million compared to net revenues of $11.3 million for the six months ended June 30, 2021, representing a 55% increase from the prior year period. The higher net revenues in 2022 were primarily due to increased sales of surgical wound care products as a result of our increased market penetration and geographic expansion, and our continuing strategy to expand our independent distribution network in both new and existing U.S. markets.

●	Cost of goods sold. Cost of goods sold for the three months ended June 30, 2022, was $1.0 million, compared to cost of goods sold of $0.5 million for the three months ended June 30, 2021. Cost of goods sold for the six months ended June 30, 2022 was $1.8 million, compared to cost of goods sold of $1.0 million for the six months ended June 30, 2021. The increases over the prior year periods were primarily due to higher sales volume in 2022.

●	Selling, general and administrative (“SG&A”) expenses. SG&A expenses for the three months ended June 30, 2022, were $10.4 million, as compared to $6.6 million for the three months ended June 30, 2021. SG&A expenses for the six months ended June 30, 2022, were $19.8 million compared to SG&A expenses of $12.0 million for the six months ended June 30, 2021. The higher SG&A expenses in 2022 were primarily due to higher direct sales and marketing expenses. The increase in 2022 SG&A expenses was also partly attributable to higher non-cash equity compensation, higher travel and in-person promotional activities expenses, and higher payroll costs related to the mid-year addition of the Rochal workforce in July 2021.

●	Research and development (“R&D”) expenses. R&D expenses for the three months ended June 30, 2022, were $1.1 million compared to $0.1 million for the three months ended June 30, 2021. R&D expenses for the six months ended June 30, 2022, were $1.3 million compared to $0.2 million for the six months ended June 30, 2021. R&D expenses in the second quarter of 2022 included $0.8 million of costs related to our newly acquired Precision Healing multispectral imager and biomarker assay for assessing patient wound and skin conditions. The higher R&D expenses in 2022 were also partly due to several new development projects for our currently licensed products.

●	Net loss. We had a net loss of $3.3 million for the three months ended June 30, 2022, compared to a net loss of $1.2 million for the three months ended June 30, 2021. For the six months ended June 30, 2022, we had a net loss of $6.4 million, compared to a net loss of $2.4 million for the six months ended June 30, 2021. The higher net loss in 2022 was due to increased SG&A costs, higher R&D expenses, and the recognition of losses on our equity method investment in Precision Healing.

The Company will host a conference call on Tuesday, August 16, 2022, at 9:00 a.m. Eastern Time. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 265953. A telephonic replay of the conference call will be available through Tuesday, August 30, 2022, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 46300.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG™ Tissue Repair Graft and FORTIFY FLOWABLE™ Extracellular Matrix as well as a portfolio of advanced biologic products focusing on AMPLIFY™ Verified Inductive Bone Matrix, ALLOCYTE™ Advanced Cellular Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN™ Amniotic Membrane Allograft to the surgical market. In addition, the following products are sold to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecasts,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the development of new products, the regulatory approval process and expansion of the Company’s business. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.